Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-257113

Dated September 2, 2021

Stock-Linked Underlying Supplement

(To Prospectus Supplement dated September 2, 2021 and
Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce

Notes Linked to One or More Equity Securities

Canadian Imperial Bank of Commerce (“CIBC”) from time to time may offer and sell certain senior unsecured debt obligations (the “notes”) linked to the performance of an underlying “Reference Asset,” which will be either the common equity securities or American Depositary Receipts (“ADRs”) (collectively, the “Reference Stocks”) of a company other than us, the agents, and our respective affiliates (the “Reference Stock Issuer”). The Reference Asset may also consist of a “Basket” of two or more Reference Stocks (the “Basket Components”). The notes may also be linked to the worst performing of two or more Reference Stocks. The applicable free writing prospectus or pricing supplement will specify the Reference Asset to which your notes are linked, as well as specific terms of the notes.

Notwithstanding anything to the contrary set forth in the accompanying prospectus supplement for senior global medium-term notes dated September 2, 2021 (the “prospectus supplement”) and the accompanying prospectus for senior debt securities dated September 2, 2021 (the “prospectus”), this underlying supplement describes additional terms of the notes and certain risks related to the notes and the Reference Stocks.

You should read the applicable free writing prospectus or pricing supplement, this underlying supplement and the accompanying prospectus supplement and prospectus carefully before you invest in a particular issuance of the notes. If the terms described in the applicable free writing prospectus or pricing supplement are different from or inconsistent with those described herein, the terms described in the applicable free writing prospectus or pricing supplement will govern the applicable notes.

The notes are unsecured obligations of CIBC and are not savings accounts or insured deposits of a bank. The notes are not insured by the U.S. Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-1 of this underlying supplement, page S-1 of the accompanying prospectus supplement and page 1 of the accompanying prospectus. You may lose some or all of your principal amount of the notes. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or determined if this document, the accompanying prospectus supplement or prospectus, or any free writing prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Unless otherwise specified in the applicable free writing prospectus or pricing supplement, the notes will not be listed on a securities exchange.

TABLE OF CONTENTS

Page

RISK FACTORS	S-1

USE OF PROCEEDS AND HEDGING	S-8

CERTAIN TERMS OF THE NOTES	S-9

INFORMATION REGARDING THE REFERENCE STOCKS AND THE REFERENCE STOCK ISSUERS	S-19

THE BANK’S ESTIMATED VALUE OF THE NOTES	S-20

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES	S-21

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-21

In making your investment decision, you should rely only on the information contained or incorporated by reference in the applicable free writing prospectus or pricing supplement, this underlying supplement, any related underlying supplement and the accompanying prospectus supplement and prospectus. The information in the applicable free writing prospectus or pricing supplement and any related underlying supplement, including this underlying supplement, may only be accurate as of the dates of each of such documents. Certain capitalized terms used and not defined in this underlying supplement have the meanings ascribed to them in the accompanying prospectus supplement and prospectus.

The notes described in the applicable free writing prospectus or pricing supplement and this underlying supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. The applicable free writing prospectus or pricing supplement, any related underlying supplement, including this underlying supplement, and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement, the “Bank,” “CIBC,” “we,” “us” and “our” refer to Canadian Imperial Bank of Commerce, unless the context requires otherwise.

i

Risk Factors

Your investment in the notes will involve certain risks, many of which differ from those of a conventional debt security. We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page 1 of the accompanying prospectus, in any related underlying supplement, and in the applicable free writing prospectus or pricing supplement in addition to the following risk factors relevant to your notes. Investing in the notes is not equivalent to investing directly in the Reference Asset or in any Reference Stock. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this underlying supplement, any related underlying supplement, the applicable free writing prospectus or pricing supplement, and the accompanying prospectus supplement and prospectus. You should not purchase the notes unless you understand and can bear these investment risks.

Structure Risks

Your investment in the notes may result in a loss.

Unless otherwise specified in the applicable free writing prospectus or pricing supplement, you may lose your entire investment in the notes, and there can be no assurance of the receipt of any amount at maturity.

The payment on the notes will not reflect changes in the value of the Reference Asset at any time other than the relevant Valuation Date.

Changes in the value of the Reference Asset during the term of notes other than on the relevant Valuation Date (as defined below) will not be reflected in the calculation of the payment on the notes. The payment on the notes will be based on the value of the Reference Asset on the relevant Valuation Date (subject to adjustments as described herein, including those described under “Certain Terms of the Notes—Valuation Dates” below). As a result, even if the value of the Reference Asset has increased at certain times during the term of the notes, the payment on the notes may be significantly less than it would otherwise have been had the payment been linked to the value of the Reference Asset other than on the relevant Valuation Date.

Your return on the notes may be less than the return on a conventional debt security of comparable maturity.

The return on your notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date. Your investment in the notes may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

Credit Risks

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.

The notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payment to be made on the notes depends on our ability to pay all amounts as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the notes. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

The notes are not insured by any third parties.

The notes will be solely our obligations. Neither the notes nor your investment in the notes are insured by the U.S. Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

Market Valuation Risks

The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes.

The initial issue price of the notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the initial issue price of the notes.

The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates.

The Bank’s initial estimated value of the notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the pricing date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the value of the Reference Asset, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which the agent or any other party would be willing to buy the notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which the agent or any other party would be willing to buy the notes in any secondary market (if any exists) at any time.

The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt.

The internal funding rate to be used in the determination of the Bank’s initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and any secondary market prices of the notes.

If the value of the Reference Asset changes, the market value of your notes may not change in the same manner.

Your notes may trade quite differently from the performance of the Reference Asset. Changes in the value of the Reference Asset may not result in a comparable change in the market value of your notes. See “—The market value of the notes will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” below.

The market value of the notes will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.

The notes are not designed to be short-term trading instruments. Unless otherwise specified in the applicable free writing prospectus or pricing supplement, you will have no right to have your notes redeemed at your option prior to maturity. If you wish to liquidate your investment in notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, the price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of a Reference Stock over the term of the notes, (ii) volatility of the price of a Reference Stock and the market’s perception of future volatility of the price of a Reference Stock, (iii) economic and other conditions generally, (iv) changes in interest rates generally, (v) dividend yield on a Reference Stock, (vi) any actual or anticipated changes in our credit ratings or credit spreads, and (vii) time remaining to maturity.

Liquidity Risks

The notes will not be listed on any securities exchange and we do not expect a trading market for the notes to develop.

The notes will not be listed on any securities exchange. Although the agents and/or our or their affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agents and/or our or their affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity or early redemption, if applicable. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to maturity or early redemption, if applicable.

Conflicts of Interest

Certain business, trading and hedging activities of us, the agents, and our respective affiliates may create conflicts with your interests and could potentially adversely affect the value of the notes.

We, the agents, and our respective affiliates may engage in trading and other business activities related to a Reference Stock that are not for your account or on your behalf. We, the agents, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon a Reference Stock. These activities may present a conflict of interest between your interest in the notes and the interests that we, the agents, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they adversely affect the value of the Reference Asset or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the pricing of the notes and the initial estimated value of the notes when the terms of the notes are set. We expect to hedge our obligations under the notes through the agents, one of our or their affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the notes. Any of these hedging activities may adversely affect the value of the Reference Asset and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, the agents, and our respective affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, the agents, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, our respective affiliates or any unaffiliated counterparty receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, the agents, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There are potential conflicts of interest between you and the calculation agent.

The calculation agent will determine, among other things, the amount of your payment on the notes. Unless otherwise specified in the applicable free writing prospectus or pricing supplement, we will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event (as defined below) affecting a Reference Stock has occurred, make a good faith estimate in its sole discretion of the Closing Price (as defined below) for an affected Reference Stock if the relevant Valuation Date is postponed to the last possible day, and make certain anti-dilution adjustments with respect to a Reference Stock if certain events occur. See “Certain Terms of the Notes—Valuation Dates” and “—Anti-Dilution Adjustments” below. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we are expected to be the calculation agent, potential conflicts of interest could arise. Neither we nor any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

The calculation agent can postpone the determination of the Closing Price of a Reference Stock if a Market Disruption Event occurs.

If the calculation agent determines that a Market Disruption Event has occurred or is continuing on any scheduled Valuation Date with respect to a Reference Stock, the applicable Valuation Date for that Reference Stock will be postponed. See “Certain Terms of the Notes—Valuation Dates” below. If the scheduled Final Valuation Date (as defined below) is postponed because a Market Disruption Event occurs or is continuing on that day with respect to a Reference Stock, the maturity date for the notes will also be postponed. No interest will accrue as a result of a delayed payment.

General Risks for Reference Stocks

We will not hold any Reference Stock for your benefit.

The indenture and the terms governing your notes do not contain any obligation on us or our affiliates to hedge, or any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of a Reference Stock that we or they may acquire. There can be no assurance that any hedging transaction we or our affiliates may undertake with respect to our exposure under the notes will be successful or will be maintained over the term of the notes. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Stocks. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Reference Asset.

We, the agents, and our respective affiliates, at the time of any offering of the notes or in the future, may engage in business with any Reference Stock Issuer, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.  In connection with these activities, we, the agents, and our respective affiliates may receive information about those companies that we will not divulge to you or other third parties.

In addition, we, the agents, or our respective affiliates have published, and in the future may publish, research reports on one or more of these companies.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with your interest as a holder of the notes.  Any of these activities may adversely affect the market value of the notes.  We will not independently investigate any matters whatsoever relating to the Reference Stock Issuers. Any prospective purchaser of the notes should undertake an independent investigation of the Reference Asset as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The selection of a Reference Stock as the Reference Asset does not reflect any investment recommendations from us.

As a holder of the notes, you will not have any ownership interest or rights in any Reference Stock.

The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Unless otherwise specified in the applicable free writing prospectus or pricing supplement, your notes will be paid in cash and you have no right to receive shares of any Reference Stock. As a holder of the notes, you will not have any ownership interest or rights in any Reference Stock, such as voting rights or rights to receive dividends or other distributions. As a result, the return on your notes may not reflect the return you would realize if you actually owned shares of a Reference Stock and received the dividends paid or other distributions made in connection with them, and the return on your notes may be less than a comparable investment directly in the Reference Asset.

We, the agents, and our respective affiliates are not affiliated with any Reference Stock Issuer.

We, the agents, and our respective affiliates are not affiliated with any of the Reference Stock Issuers. We may from time to time own securities of a Reference Stock Issuer. However, we do not have the ability to control any actions of any Reference Stock Issuer. We will not make any independent investigation as to the accuracy or completeness of the information about any Reference Stock contained in any applicable free writing prospectus or pricing supplement.

In addition, as we are not affiliated with the Reference Stock Issuers, we are not responsible for any Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise. We do not make any representation that any publicly available document or any other publicly available information about any Reference Stock Issuer is accurate or complete. Furthermore, we do not know whether all events occurring before the date of the applicable free writing prospectus or pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents referred to above, have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning a Reference Stock Issuer could affect the value of the notes. You should make your own investigation into the relevant Reference Stock(s) and the Reference Stock Issuer(s).

A Reference Stock Issuer will not receive any of the proceeds from any offering of the notes, and will not be responsible for, or participate in, the offering of the notes. A Reference Stock Issuer will not have any obligation to consider our needs or your interests as a holder of the notes in taking any corporate action for any reason, including that might affect the value of a Reference Stock and the notes.

There will be limited anti-dilution adjustments.

For certain events affecting shares of a Reference Stock, such as stock splits or extraordinary dividends, the calculation agent may make adjustments which may adversely affect any payments on the notes. However, the calculation agent is not required to make an adjustment for every corporate action which affects the price of the relevant Reference Stock. If an event occurs that does not require the calculation agent to adjust the price of the relevant Reference Stock, the market value of the notes and the amount due on the notes may be materially and adversely affected.

In some circumstances, the payment you receive on the notes may be based on the common stock of another company or other property and not the original Reference Stock or Basket Component.

Following certain corporate events relating to a Reference Stock Issuer where such issuer is not the surviving entity, the amount due on the notes may be based on the performance of the common stock of a successor to that Reference Stock Issuer or other property. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. For more information, see “Certain Terms of the Notes—Anti-Dilution Adjustments” below.

Governmental regulatory actions could negatively affect your return on the notes.

Governmental regulatory actions, including, but not limited to, sanctions-related actions by the U.S. or foreign governments, could cause the delisting of a Reference Stock, depending on the nature of such governmental regulatory actions and the Reference Stock affected. If any governmental regulatory action results in the delisting of a Reference Stock or even any uncertainty relating to a possible delisting, the value of the notes could be adversely affected, and transactions in, or holdings of, the notes may be prohibited under U.S. and/or foreign law. You may suffer significant losses if you are forced to divest the notes when the price of a Reference Stock declines.

The historical performance of a Reference Stock should not be taken as an indication of its future performance.

The price of a Reference Stock will determine the amount to be paid on the notes. The historical performance of a Reference Stock does not necessarily give an indication of its future performance. As a result, it is impossible to predict whether the price of a Reference Stock will rise or fall during the term of the notes. The price of a Reference Stock will be influenced by complex and interrelated political, economic, financial and other factors.

Risks for Reference Stocks of Foreign Companies

There are risks associated with non-U.S. companies.

An investment in securities linked to the price of the common stock of a non-U.S. company involves risks associated with the home country of such non-U.S. company. The prices of such non-U.S. company’s common stock may be affected by political, economic, financial and social factors in the home country of such non-U.S. company, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could adversely affect the value of the notes.

The foreign securities comprising or relating to a Reference Stock may have less liquidity and could be more volatile than the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may adversely affect trading levels or prices and volumes in those markets. Also, there generally may be less publicly available information about companies in foreign securities markets than about U.S. companies, and companies in foreign securities markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries. These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. The risks of the economies of emerging market countries are relevant for notes where any Reference Stock is based or traded in one or more emerging market countries.

These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the notes.

Time differences between the domestic and foreign markets and New York City may create discrepancies between the price of a Reference Stock and the value of the notes.

Time differences between the domestic and foreign markets may result in discrepancies between the price of a Reference Stock and the value of the notes. To the extent that U.S. markets are closed while markets for a Reference Stock remain open, significant price or rate movements of a Reference Stock may take place that will not be reflected immediately in the value of the notes. In addition, there may be periods when the relevant foreign markets are closed for trading, causing the price of a Reference Stock to remain unchanged for multiple Trading Days (as defined below) in New York City.

Risks for Reference Stocks That Are ADRs

The value of an ADR may not accurately track the value of the common shares of the related Reference Stock Issuer.

If a Reference Stock is an ADR, each ADR will represent shares of the relevant Reference Stock Issuer’s common equity securities (the “ADR Underlying Shares”). Generally, the ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the Reference Stock Issuer and the holders of the ADRs. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the ADR Underlying Shares; however, the value of the ADRs may not completely track the value of those shares. There are important differences between the rights of holders of ADRs and the rights of holders of the ADR Underlying Shares. In addition, trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the ADR Underlying Shares.

Exchange rate movements may adversely impact the value of a Reference Stock that is an ADR.

If a Reference Stock is an ADR, the market price of the Reference Stock will generally track the U.S. dollar value of the market price of the ADR Underlying Shares. Therefore, if the value of the related foreign currency in which the ADR Underlying Shares are traded decreases relative to the U.S. dollar, the market price of the Reference Stock may decrease while the market price of the ADR Underlying Shares remains stable or increases, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the price of the Reference Stock and, consequently, the value of your notes and the amount payable on the notes.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of a Reference Stock that is an ADR.

Holders of the ADRs may usually surrender the ADRs in order to receive and trade the ADR Underlying Shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable Reference Stock to more closely correspond with the price of the ADR Underlying Shares in the applicable non-U.S. markets. As a result, a market outside of the United States for the ADR Underlying Shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the price of such ADRs and, consequently, the value of your notes.

Delisting of a Reference Stock that is an ADR may adversely affect the value of the notes.

If a Reference Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the Reference Stock Issuer and the ADR depositary is terminated for any reason, the Reference Stock for the notes will be deemed to be the ADR Underlying Shares rather than the ADRs, and the calculation agent will determine the price of the Reference Stock by reference to those ADR Underlying Shares, as described below under “Certain Terms of the Notes—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the ADR Underlying Shares may adversely affect the return on the notes.

Risks for Notes Linked to a Single Reference Stock

The notes will be subject to single stock risk.

The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

Risks for Notes Linked to Multiple Reference Stocks

The Reference Stocks comprising the Reference Asset may not move in tandem; and gains in one Reference Stock may be offset by lesser increases or decreases in another Reference Stock.

Price movements in the Reference Stocks comprising the Reference Asset may not move in tandem with each other. At a time when the price of one or more Reference Stocks increases, the price of one or more of the other Reference Stocks may decrease. Therefore, increases in the price of one or more of the Reference Stocks comprising the Reference Asset may be moderated, or wholly offset, by lesser increases or decreases in the price of one or more of the other Reference Stocks comprising the Reference Asset. If the weightings of the Reference Stocks comprising the Reference Asset are not equal, adverse changes in the prices of the Reference Stocks that are more heavily weighted could have a greater impact upon the value of the Reference Asset and, consequently, the return on your notes.

The Reference Asset may be highly concentrated in one or more industries or economic sectors.

The notes are subject to the risks of an investment in the Reference Asset, which may be issued by companies in a particular industry or economic sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Reference Asset, the return on the notes will be subject to certain risks associated with a direct equity investment in companies in that industry or economic sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to a Reference Asset that is more diversified.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the notes will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of the Bank associated with its obligation to pay any payments on the notes.

We may hedge our obligations under the notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the Reference Asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the notes decreases.

We expect to hedge our obligations under the notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the notes from time to time. See “Risk Factors—The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes” and “—Certain business, trading and hedging activities of us, the agents, and our respective affiliates may create conflicts with your interests and could potentially adversely affect the value of the notes” above.

CERTAIN TERMS OF THE NOTES

General

Each issue of the notes will be part of a series of medium-term notes entitled “Senior Global Medium-Term Notes” that will be issued under the indenture, as amended and supplemented from time to time.  The indenture is described more fully in the accompanying prospectus supplement and prospectus.  The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Senior Debt Securities” in the accompanying prospectus.  These documents should be read in connection with this document and the applicable free writing prospectus or pricing supplement.

The notes will be payable only in U.S. dollars. The notes are not subject to any sinking fund. The notes are not subject to the defeasance provisions described under “Description of Senior Debt Securities—Defeasance” in the accompanying prospectus.

We will issue the notes in the form of a fully registered global note registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying prospectus supplement, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive the notes in definitive form and will not be considered holders of the notes under the indenture.

Physical Delivery Amount

If the payment at maturity is in physical shares of a Reference Stock, the number of shares received (or the amount of marketable securities received) is referred to as the “Physical Delivery Amount” (with any fractional shares to be paid in cash). Unless otherwise specified in the applicable free writing prospectus or pricing supplement, the Physical Delivery Amount will be calculated by the calculation agent by dividing the principal amount of your notes by the Closing Price of the Reference Asset that is set on the pricing date (the “Initial Price”). The Physical Delivery Amount, the Initial Price of a Reference Stock and other amounts may change due to corporate actions. We may at our sole option elect to pay investors in cash in lieu of the Physical Delivery Amount.

Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date

If (1) a day on which a fixed or floating interest payment is scheduled to be made (an “Interest Payment Date”), (2) a day on which a contingent coupon payment is scheduled to be made (a “Coupon Payment Date”), (3) a day on which payment is to be made if the notes are called (a “Call Payment Date”), or (4) the maturity date stated in the applicable free writing prospectus or pricing supplement, in each case, is not a Business Day (as defined below), the amounts payable or the Physical Delivery Amount will be paid or delivered on the next following Business Day and no interest will be paid in respect of such postponement. The calculation agent may postpone (i) a scheduled date on which the coupon due is determined (a “Coupon Determination Date”), and therefore the related Coupon Payment Date; (ii) a scheduled date on which it is determined if the notes will be called (a “Call Observation Date”), and therefore the related Call Payment Date; or (iii) the scheduled Final Valuation Date, and therefore the maturity date, in each case if any such date is not a Trading Day or a Market Disruption Event occurs or is continuing on such date. We describe the effect of Market Disruption Events under “—Valuation Dates” and “ —Market Disruption Events” below.

Observation Periods

For Notes Where the Reference Asset Is a Single Reference Stock

If any date during a period in which the Reference Stock is observed either continuously or at market close for the occurrence of a knock-out or other event (an “Observation Period”) is not a Trading Day, such date will be excluded from the Observation Period. If a Market Disruption Event exists on any date during an Observation Period (other than a Valuation Date), then such date will be excluded from the Observation Period, unless a Market Disruption Event exists or continues for five or more consecutive scheduled Trading Days during an Observation Period, in which case such fifth consecutive day and each following day in the Observation Period until the occurrence of a Trading Day without a Market Disruption Event will nonetheless be part of the Observation Period and the calculation agent will determine the Closing Price of the Reference Stock for each such date in good faith and in its sole discretion using its estimate of the exchange traded price for the Reference Stock that would have prevailed but for that Market Disruption Event. If a Valuation Date that is part of an originally scheduled Observation Period is postponed, then the Observation Period will be extended to include such Valuation Date as postponed.

For Notes Where the Reference Asset Consists of Multiple Reference Stocks

If any date during an Observation Period is not a Trading Day for any Reference Stock, such date will be excluded from the Observation Period for that Reference Stock. If a Market Disruption Event exists on any date during an Observation Period (other than a Valuation Date) for a Reference Stock, then such date will be excluded from the Observation Period for such Reference Stock, unless a Market Disruption Event exists or continues for five or more consecutive scheduled Trading Days during an Observation Period, in which case such fifth consecutive day and each following day in the Observation Period until the occurrence of a Trading Day without a Market Disruption Event will nonetheless be part of the Observation Period for such Reference Stock and the calculation agent will determine the Closing Price of such Reference Stock for each such date in good faith and in its sole discretion using its estimate of the exchange traded price for such Reference Stock that would have prevailed but for that Market Disruption Event. For each Reference Stock that makes up the Reference Asset, the calculation agent will determine whether a Market Disruption Event exists with respect to each Reference Stock independent from other Reference Stocks. Therefore, a Market Disruption Event may exist for certain Reference Stocks and not exist for other Reference Stocks. If a Valuation Date that is part of an originally scheduled Observation Period is postponed for a Reference Stock as described below, then the Observation Period for such Reference Stock will be extended to include such Valuation Date as postponed. If no Market Disruption Event exists with respect to a Reference Stock on the originally scheduled Valuation Date, the Observation Period with respect to such Reference Stock will not be extended, irrespective of the existence of a Market Disruption Event with respect to any other Reference Stocks on the originally scheduled Valuation Date.

Valuation Dates

Unless otherwise specified in the applicable free writing prospectus or pricing supplement, the payment on the notes is calculated based on the value of the Reference Asset on the Coupon Determination Dates, Call Observation Dates, or one or more other dates during the term of the notes (each such date a “Valuation Date,” and the last of such dates, or if there is only one such date, the “Final Valuation Date”).

For Notes Where the Reference Asset Is a Single Reference Stock

If a Valuation Date as set forth in the applicable free writing prospectus or pricing supplement is not a Trading Day, then such Valuation Date will be the next succeeding day that is a Trading Day. If a Market Disruption Event exists on a Valuation Date, then such Valuation Date will be the next Trading Day on which there is no Market Disruption Event. If a Market Disruption Event exists or continues for five consecutive scheduled Trading Days, then such fifth scheduled Trading Day will nonetheless be the Valuation Date, and the calculation agent will determine the Closing Price for such Reference Stock on that day in good faith and in its sole discretion using its estimate of the exchange traded price for such Reference Stock that would have prevailed but for that Market Disruption Event.

Unless otherwise specified in the applicable free writing prospectus or pricing supplement, if the payment on the notes is calculated based on the Closing Prices of the Reference Stock on certain consecutive scheduled Trading Days (a “Valuation Period”), and if (i) a Market Disruption Event occurs on a scheduled Valuation Date or (ii) any scheduled Valuation Date is determined by the calculation agent not to be a Trading Day (any such day in either (i) or (ii) being a “non-Valuation Date”), the Closing Price of the Reference Stock for the applicable non-Valuation Date will be the Closing Price of the Reference Stock on the next Valuation Date that occurs during the Valuation Period.  For example, if the first and second scheduled Valuation Dates during the Valuation Period are non-Valuation Dates, then the Closing Price of the Reference Stock on the third scheduled Valuation Date will also be the Closing Price of the Reference Stock on the first and second scheduled Valuation Dates during the Valuation Period.  If no further Valuation Dates occur after a non-Valuation Date, or if every scheduled Valuation Date after that non-Valuation Date is also a non-Valuation Date, then the calculation agent will determine the Closing Price of the Reference Stock for that non-Valuation Date and each following non-Valuation Date, if any (or for all the scheduled Valuation Dates during the Valuation Period, if applicable), in good faith and in its sole discretion using its estimate of the exchange traded price for such Reference Stock that would have prevailed but for that Market Disruption Event. For the avoidance of doubt, if Valuation Dates are scheduled to be within certain consecutive scheduled Trading Days, a Market Disruption Event on the first such scheduled Valuation Date could cause a Market Disruption Event to occur on one or more Valuation Dates simultaneously.

If a Coupon Determination Date, Call Observation Date or Final Valuation Date is postponed, then the related Coupon Payment Date, Call Payment Date or maturity date will also be postponed by the same number of Business Days and no interest will be paid in respect of such postponement.

For Notes Where the Reference Asset Consists of Multiple Reference Stocks

If a Valuation Date as set forth in the applicable free writing prospectus or pricing supplement is not a Trading Day for a Reference Stock, then such Valuation Date for such Reference Stock will be the next succeeding day that is a Trading Day for such Reference Stock. If a Market Disruption Event exists on a Valuation Date for a Reference Stock, then such Valuation Date for such Reference Stock will be the next Trading Day on which there is no Market Disruption Event for that Reference Stock. If a Market Disruption Event exists or continues for five consecutive scheduled Trading Days, then that fifth scheduled Trading Day will nonetheless be the Valuation Date for such Reference Stock and the calculation agent will determine the Closing Price for such Reference Stock on that day in good faith and in its sole discretion using its estimate of the exchange traded price for such Reference Stock that would have prevailed but for that Market Disruption Event.

If the payment on the notes is calculated based on the Closing Prices of the Reference Stocks during a Valuation Period, the Closing Price of each Reference Stock will be determined as described in the second paragraph of “— Valuation Dates—For Notes Where the Reference Asset Is a Single Reference Stock” above.

For each Reference Stock that makes up the Reference Asset, the calculation agent will determine whether a Market Disruption Event exists on a Valuation Date with respect to each Reference Stock independent from other Reference Stocks. Therefore, a Market Disruption Event may exist for certain Reference Stocks and not exist for other Reference Stocks. If no Market Disruption Event exists with respect to a Reference Stock on an originally scheduled Valuation Date, the Closing Price of such Reference Stock as of that Valuation Date will be its Closing Price on that Valuation Date, irrespective of the existence of a Market Disruption Event with respect to any other Reference Stocks on that Valuation Date.

If a Coupon Determination Date, Call Observation Date or Final Valuation Date is postponed, then the related Coupon Payment Date, Call Payment Date or maturity date will also be postponed by the same number of Business Days and no interest will be paid in respect of such postponement.

Market Disruption Events

As to any Reference Stock, unless otherwise specified in the applicable free writing prospectus or pricing supplement, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Reference Stock (or the successor to the Reference Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session);

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Reference Stock (or successor to the Reference Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Reference Stock (or successor to the Reference Stock); or

(C)	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to maintain or unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described under “Use of Proceeds and Hedging” above.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a Trading Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the shares of the Reference Stock (or successor Reference Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the shares of the Reference Stock (or successor Reference Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Reference Stock;

(4)	subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under the New York Stock Exchange (the “NYSE”) Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Delisting or Suspension of Trading and Nationalization

If (i) a Reference Stock is delisted or trading of such Reference Stock is suspended on the primary exchange for such Reference Stock, and is not immediately re-listed or approved for trading on a successor exchange, or (ii) all or substantially all of the assets of a Reference Stock Issuer are nationalized, expropriated, or are otherwise required to be transferred to any governmental agency, authority or entity, then the calculation agent may deem the Closing Price of such Reference Stock on the day immediately prior to its delisting or suspension or nationalization to be the Closing Price of such Reference Stock on the applicable Valuation Date, or modify any terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of such event.

Anti-Dilution Adjustments

If any of the dilution events described below occurs with respect to a Reference Stock, the calculation agent will adjust the Initial Price of that Reference Stock as described below. If the Initial Price of a Reference Stock is adjusted, any value related to the Initial Price of that Reference Stock, including a buffer price, a barrier price or a Physical Settlement Amount, as applicable, will also be adjusted based on that adjusted Initial Price.

The calculation agent will adjust the Initial Price of a Reference Stock as described below, but only if an event described in this section occurs with respect to that Reference Stock and only if the relevant event occurs during the period described in the applicable subsection below. The Initial Price of a Reference Stock and any related value will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect a Reference Stock.

If more than one anti-dilution event requiring adjustment occurs with respect to a Reference Stock, the calculation agent will adjust the Initial Price of that Reference Stock for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Price of a Reference Stock for the first event, the calculation agent will adjust the Initial Price of that Reference Stock for the second event, applying the required adjustment to the Initial Price of that Reference Stock as already adjusted for the first event, and so on for each subsequent event. If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, make additional adjustments or adjustments that differ from those described below to a Reference Stock if the calculation agent determines in good faith and a commercially reasonable manner that the adjustment is appropriate.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Reference Stock is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the Initial Price of that Reference Stock by dividing its original Initial Price by the number equal to: (1) the number of shares of such Reference Stock outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of such Reference Stock outstanding immediately before the stock split or stock dividend becomes effective. This adjustment will not be made, however, unless:

•	in the case of a stock split, the first day on which such Reference Stock trades without the right to receive the stock split occurs after the pricing date and on or before the applicable Valuation Date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the applicable Valuation Date.

The “ex-dividend date” for any dividend or other distribution with respect to such Reference Stock is the first day on which such Reference Stock trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If a Reference Stock is subject to a reverse stock split, then the calculation agent will adjust the Initial Price of such Reference Stock by multiplying its original Initial Price by a number equal to: (1) the number of shares of such Reference Stock outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of such Reference Stock outstanding immediately after the reverse stock split becomes effective. This adjustment will not be made, however, unless the reverse stock split becomes effective after the pricing date and on or before the applicable Valuation Date.

Extraordinary Dividends

Any distribution or dividend on a Reference Stock determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the Reference Stock Issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to a Reference Stock, the calculation agent will adjust the Initial Price of such Reference Stock to equal the product of: (1) its original Initial Price; times (2) a fraction, the numerator of which is the amount by which the Closing Price of such Reference Stock on the Trading Day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the Closing Price of such Reference Stock on the Trading Day before the ex-dividend date. This adjustment will not be made, however, unless the ex-dividend date occurs after the pricing date and on or before the applicable Valuation Date.

The extraordinary dividend amount with respect to an extraordinary dividend for such Reference Stock equals:

•	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of such Reference Stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for such Reference Stock; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of such Reference Stock of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on a Reference Stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to its Initial Price only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described under this subsection.

Transferable Rights and Warrants

If the Reference Stock Issuer issues transferable rights or warrants to all holders of such Reference Stock to subscribe for or purchase such Reference Stock at an exercise price per share that is less than the Closing Price of such Reference Stock on the Trading Day before the ex-dividend date for the issuance, then the Initial Price of such Reference Stock will be adjusted by multiplying its original Initial Price by the following fraction:

•	the numerator will be the number of shares of such Reference Stock outstanding at the close of business on the Trading Day before that ex-dividend date plus the number of additional shares of such Reference Stock that the aggregate offering price of the total number of shares of such Reference Stock so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the Closing Price of such Reference Stock on the Trading Day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the Closing Price of such Reference Stock on the Trading Day before that ex-dividend date; and

•	the denominator will be the number of shares of such Reference Stock outstanding at the close of business on the Trading Day before that ex-dividend date plus the number of additional shares of such Reference Stock offered for subscription or purchase under those transferable rights or warrants.

This adjustment will not be made, however, unless the ex-dividend date described above occurs after the pricing date and on or before the applicable Valuation Date.

Reorganization Events

If the issuer of a Reference Stock undergoes a reorganization event in which property other than such Reference Stock—e.g., cash and securities of another issuer—is distributed in respect of such Reference Stock, then, for purposes of calculating the Closing Price of such Reference Stock on a Valuation Date, the calculation agent will determine the Closing Price of such Reference Stock on the relevant Valuation Date to equal the value of the cash, securities and other property distributed in respect of one share of such Reference Stock.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Stock.

Each of the following is a reorganization event with respect to a Reference Stock:

•	the Reference Stock is reclassified or changed;

•	the issuer of the Reference Stock, or any surviving entity or subsequent surviving entity of the issuer of the Reference Stock (a “Successor Entity”) has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange of a Reference Stock or the equity securities of any Successor Entity involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the issuer of the Reference Stock sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•	the issuer of the Reference Stock effects a spin-off—that is, issues to all holders of the Reference Stock equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the issuer of the Reference Stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the issuer of the Reference Stock.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Reference Stock, and the calculation agent does not substitute another stock for such Reference Stock as described under “—Substitution” below, then the calculation agent will determine the applicable Closing Price on the relevant Valuation Date so as to equal the value of the property—whether it be cash, securities or other property—distributed in the reorganization event in respect of one share of such Reference Stock, as such Reference Stock existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the applicable Valuation Date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the relevant Reference Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the Closing Price of the affected Reference Stock on a Valuation Date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the Closing Price of such Reference Stock. The calculation agent will do so to the same extent that it would make determinations if such Reference Stock were outstanding and were affected by the same kinds of events.

For example, if the issuer of a Reference Stock merges into another company and each share of such Reference Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on the relevant Valuation Date, the Closing Price of such Reference Stock will be determined to equal the Closing Price of the two common shares of the surviving company plus the specified amount of cash. The calculation agent will further determine the Closing Price of such common share component to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described above under “—Anti-Dilution Adjustments” as if the common shares were such Reference Stock. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Price of such Reference Stock.

When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of a Reference Stock or in respect of whatever securities whose value determines the Closing Price of such Reference Stock on a Valuation Date if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes such Reference Stock in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the relevant Reference Stock as described above. Consequently, when we refer to such Reference Stock in this document, we mean any distribution property that is distributed in a reorganization event in respect of such Reference Stock. Similarly, when we refer to the issuer of such Reference Stock, we mean any Successor Entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to a Reference Stock upon such Reference Stock becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for such Reference Stock. In such case, the adjustments described above under “—Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for such Reference Stock. For all purposes, the substitute stock will be deemed to be a stock for purposes hereof.

The calculation agent will determine, in its sole discretion, the Initial Price of a Reference Stock and/or the manner of valuation of the substitute stock. The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Initial Price of a Reference Stock or to the other terms of the notes described in this section, but may instead make adjustments, in its discretion, to the Initial Price of such Reference Stock or any other terms of the notes that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Reference Stock or any successor common stock. For example, if the Reference Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on the Reference Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Initial Price of such Reference Stock by two. In this case, the Initial Price of such Reference Stock will remain one. This adjustment would have the same economic effect on holders of the notes as if the Initial Price of such Reference Stock had been adjusted.

If a reorganization event occurs and the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of the notes to be accelerated to the fifth Business Day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes.

Adjustments Relating to ADRs

A Reference Stock may be ADRs of a Reference Stock Issuer.  As a result, for purposes of any adjustments relating to ADRs, the calculation agent will consider the effect of any of the relevant events on the holders of the ADR Underlying Share.  For example, if a holder of the ADR Underlying Share receives an extraordinary dividend, the provisions described in this section would apply to the ADRs.  On the other hand, if a spin-off occurs, and the ADRs represent both the spun-off securities as well as the existing ADR Underlying Shares, the calculation agent may determine not to effect the anti-dilution adjustments set forth in this section.  More particularly, the calculation agent may not make an adjustment (1) if holders of the ADRs are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth in this section or (2) to the extent that the calculation agent determines that the Reference Stock Issuer or the depositary for the ADRs has adjusted the number of ADR Underlying Share represented by each share of the ADRs so that the market price of the ADRs would not be affected by the corporate event in question.

If the Reference Stock Issuer or the depositary for the ADRs, in the absence of any of the events described in this section, elects to adjust the number of ADR Underlying Share represented by each share of the ADRs, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change.  The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash.  Upon any such adjustment by the depositary, the calculation agent may adjust such terms and conditions of the notes as the calculation agent determines appropriate to account for that event.

Other Events

The calculation agent is empowered to make such adjustments to any terms of the notes for other events not described above in its sole discretion.

Delisting of ADRs or Termination of ADR Facility

If an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Reference Stock Issuer and the ADR depositary is terminated for any reason, then, on and after the date that the ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Reference Stock will be deemed to be the ADR Underlying Share rather than the ADR. The calculation agent will determine the price of the Reference Stock by reference to the ADR Underlying Share. Under such circumstances, the calculation agent may modify any terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes. On and after the termination date, for all purposes, the

Closing Price of the ADR Underlying Shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

If an ADR is delisted or terminated and the calculation agent determines that it is not practical to refer to the ADR Underlying Share or no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may in its sole discretion cause the maturity date of the notes to be accelerated to the fifth Business Day following the date of that determination, and in that case, the calculation agent will deem the Closing Price of such Reference Stock on the day immediately prior to its delisting or termination to be the Closing Price of such Reference Stock on the applicable Valuation Date.

Certain Definitions

Business Day

A “Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.

Closing Price

The “Closing Price” of a Reference Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means the closing sale price or last reported sale price, regular way, for that security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that security is listed for trading on that day, as published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable, or

•	if that security is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the Closing Price for that security on any Trading Day will be the average, as determined by the calculation agent, of the bid prices for that security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Record Date

Any interest or coupon will be payable to the persons in whose names the notes are registered at the close of business on the Business Day immediately preceding the related Interest Payment Date or Coupon Payment Date (the “Regular Record Date”), and the final interest or coupon payable at maturity or upon an early redemption, as applicable, will be payable to the persons in whose names the notes are registered on the maturity date or the Call Payment Date, as applicable.

Trading Day

A “Trading Day” for a Reference Stock is a day on which the principal trading market for the Reference Stock is open for trading.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this underlying supplement. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We are expected to act as the calculation agent for each issue of the notes. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable free writing prospectus or pricing supplement.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds.  We will pay the payments on the notes in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

If the notes have become immediately due and payable following an Event of Default (as defined under “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus) with respect to the notes, the default amount payable will be equal to the payment at maturity described in the applicable free writing prospectus or pricing supplement, calculated as though the date of acceleration were the maturity date and the Final Valuation Date were the fifth scheduled Trading Day prior to the maturity date, as accelerated.  In addition, if the notes pay interest, you will receive interest accrued on the notes until the date that the required amount is paid.

If the notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a note will not be increased by any amount to offset such deduction or withholding.

Listing

Unless otherwise specified in the applicable free writing prospectus or pricing supplement, the notes will not be listed on a securities exchange.

Information Regarding the Reference STOCKS and the Reference STOCK IssuerS

The notes have not been passed on as to their legality or suitability by any Reference Stock Issuer. The notes are not issued by and are not financial or legal obligations of the Reference Stock Issuers. No Reference Stock Issuer makes any warranties or bears any liabilities with respect to the notes. This underlying supplement relates only to the notes offered by the applicable free writing prospectus or pricing supplement and does not relate to any security of a Reference Stock Issuer.

Companies with securities registered under the Exchange Act, such as the Reference Stock Issuers, are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a Reference Stock Issuer can be located by reference to the SEC file number provided in the applicable free writing prospectus or pricing supplement. In addition, information regarding such a Reference Stock Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We will not independently investigate the accuracy or completeness of such information.

In connection with any issuance of notes under the applicable free writing prospectus or pricing supplement, we have not participated in the preparation of the above-described documents or made any due diligence inquiry with respect to any Reference Stock Issuer. None of us, the agents, or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding a Reference Stock Issuer is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof or prior to the date of the applicable free writing prospectus or pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described herein) that would affect the trading price of a Reference Stock (and therefore the value of the Reference Asset at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning a Reference Stock Issuer could affect the value of the notes.

The selection of any Reference Stock is not a recommendation to buy or sell the Reference Stock. We do not make any representation to any purchaser of the notes as to the future performance of any Reference Stock.

Although we expect from time to time to hold securities issued by a Reference Stock Issuer, including the Reference Stock, we will not control a Reference Stock Issuer.  We may presently or from time to time engage in business, directly or indirectly, with any Reference Stock Issuer, including extending loans to, or making equity investments in, any Reference Stock Issuer or providing investment banking or advisory services to any Reference Stock Issuer, including merger and acquisition advisory services. In the course of that business, we may acquire non-public information with respect to any Reference Stock Issuer.  In addition, we may publish research reports with respect to any Reference Stock Issuer.

Any prospective purchaser of the notes should undertake an independent investigation of any Reference Stock Issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s initial estimated value of the notes that will be set forth on the cover of the applicable free writing prospectus or pricing supplement will be equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s initial estimated value does not represent a minimum price at which an agent or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt” above. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the notes will be determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates” above.

The Bank’s initial estimated value of the notes will be lower than the initial issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the initial issue price of the notes. These costs include the selling commissions paid to the agents and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Risk Factors—The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes” above.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder (as defined therein) owning debt securities under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus. Canadian federal income tax considerations applicable to the notes may be described particularly when such notes are offered in the applicable free writing prospectus or pricing supplement related thereto and, in that event, the disclosure in the accompanying prospectus will be superseded by the disclosure in such free writing prospectus or pricing supplement to the extent indicated therein.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. The following discussion supplements, and to the extent inconsistent supersedes, the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying prospectus and is not exhaustive of all possible tax considerations. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the notes are different than those described below, they will be described in the applicable term sheet.

The following disclosure — including the opinion of Mayer Brown LLP — has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information. You should not rely upon the following disclosure, or the disclosure under “ Material Income Tax Consequences—United States Taxation” in the prospectus, with regard to an investment in any particular note because it does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Mayer Brown LLP. Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below. Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note. In addition, this tax disclosure assumes the following for all notes issued off of this product supplement: (i) any Reference Asset that is an equity security or shares of an exchange traded fund will be traded on a public exchange and is not an interest in a “United States real property holding corporation” (as such term is defined in the Code); (ii) any interest will be paid or payable at least annually and at equal intervals; (iii) in the case of notes paying fixed interest, the Interest Rate (as defined in the relevant pricing supplement) will not be below the market rate for non-contingent debt with terms similar to the notes; (iv) there is a significant possibility of a significant loss of principal on an investment in the notes; (v) initial purchasers will acquire the notes for an amount equal to their principal amount; and (vi) there is a reasonable likelihood that the value of the Reference Asset on the Final Valuation Date will be greater than or equal to the Initial Price.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each as defined in the prospectus) that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as prepaid derivative contracts with respect to the Reference Asset and under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with such characterization. In the opinion of Mayer Brown LLP, our special U.S. tax counsel, it is reasonable to treat the notes as prepaid derivative contracts with respect to the Reference Asset. This discussion assumes that the notes constitute prepaid derivative contracts with respect to the Reference Asset for U.S. federal income tax purposes. If the notes did not constitute prepaid derivative contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this product supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

We will not attempt to ascertain whether the issuer of any component stocks included in the Reference Asset would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more stocks included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the issuers of the component stocks included in the Reference Asset and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in the Reference Asset is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, subject to the discussion below regarding Section 1260 of the Code, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Although the tax treatment of any interest or coupon payments is unclear, we intend to treat any such payments, including on the Maturity Date, as ordinary income includible in income by U.S. Holders at the time it accrues or is received in accordance with such holder’s normal method of accounting for U.S. federal income tax purposes.

Section 1260 of the Code. Section 1260 of the Code sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of section 1260 of the Code to any particular transaction is often uncertain. If a Reference Asset, or one or more of the entities included in, or owned by, a Reference Asset, as the case may be, is treated as a “regulated investment company” (including an exchange-traded fund), “real estate investment trust,” partnership, trust, or PFIC for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Code (a “pass-thru entity”), it is possible that U.S. Holders will be subject to the “constructive ownership” rules of section 1260 of the Code. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a “pass-thru entity” (such as shares of certain Reference Assets (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the notes will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in section 1260 of the Code) of the U.S. Holder determined as if the U.S. Holder had acquired the Underlying Shares on the original issue date of the notes at fair market value and sold them at fair market value on the maturity date (if the notes were held until the maturity date) or on the date of sale or exchange of the notes (if the notes were sold or exchanged prior to the maturity date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange or maturity of the notes (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the notes). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each note will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of such a note over (ii) the “net underlying long-term capital gain” such U.S. Holder would have had if such U.S. Holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such notes for an amount equal to the “issue price” of the notes and, upon the date of sale, exchange or maturity of the notes, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the notes). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the notes after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, if the notes have a term that exceeds one year, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or exchange of the notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale or exchange of the notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. If the notes have a term of one year or less, a U.S. holder who uses the accrual method of accounting generally should be required to accrue any original issue discount on the notes on a straight-line basis. At maturity or upon a sale or exchange, a U.S. Holder using either a cash or accrual method of accounting generally should recognize taxable gain (all or a portion of which may be treated as ordinary income) or loss in an amount equal to the difference between the amount realized and such holder’s tax basis in the notes.

The IRS released Notice 2008-2 (“Notice”) which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale or exchange of the notes should be treated as ordinary gain or loss.

It is possible that the IRS could assert that a U.S. Holder’s holding period in respect of the notes should end on the first calculation date during the Valuation Period, even though such holder will not receive any amounts in respect of the notes prior to the redemption or maturity of the notes .. In such case, if the first calculation date during the Valuation Period is not in excess of one year from the original issue date, a U.S. Holder may be treated as having a holding period in respect of the notes equal to one year or less, in which case any gain or loss such holder recognizes at such time would be treated as short-term capital gain or loss.

If a Reference Asset is or includes an index that periodically rebalances, it is possible that the notes could be treated as a series of prepaid derivative contracts, each of which matures on the next rebalancing date. If the notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the notes on each rebalancing date in return for new notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

U.S. Backup Withholding and Information Reporting. Please see the discussion under “Material Income Tax Consequences—United States Taxation—U.S. Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

Non-U.S. Holders

Except as provided below, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on amounts paid in respect of the notes, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, payments on the notes may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.

If a Non-U.S. Holder of the note is engaged in the conduct of a trade or business within the U.S. and payments in respect of the notes are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder generally will be subject to U.S. federal income tax on payments in respect of payments on the notes on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Except as otherwise set forth in any applicable pricing supplement, we expect that the delta of notes issued pursuant to this product supplement with respect to the Reference Asset will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Reference Asset or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective Non-U.S. Holders of the notes should consult their own tax advisors in this regard.

U.S. Backup Withholding and Information Reporting. Please see the discussion under “Material Income Tax Consequences—United States Taxation—Backup Withholding and Information Reporting for Non-U.S. Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.